Exhibit 10.1

Execution Version
Domo, Inc.
772 East Utah Valley Drive
American Fork, UT 84003
March 1, 2022
Joshua G. James
[* * *]
Dear Mr. James:
This letter (this “Agreement”) constitutes the agreement between Domo, Inc. (“Company”) and you. Company and you are collectively referred to as the “Parties.”
1.Board Matters.
(a)Director Appointment. Effective upon the execution and delivery of this Agreement, you and Company’s board of directors (the “Board”) will take all action necessary (including increasing the size of the Board) to appoint John Pestana (the “Designee”) to the Board. Subject to the terms of this Agreement, and Designee’s willingness to serve, the Board will include the Designee on the Board’s slate of director nominees standing for election at Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). The Board will recommend that Company’s stockholders vote, and will solicit proxies, in favor of the election of the Designee at the 2022 Annual Meeting and otherwise support the Designee for election in a manner no less rigorous and favorable than the manner in which Company supports its other director nominees at the 2022 Annual Meeting. The Designee will be appointed to such committees of the Board, if any, as determined from time to time by the Board. Company shall hold the 2022 Annual Meeting no later than June 30, 2022.
(b)Replacement of the Designee. Until the Termination Date, if the Designee ceases to serve as a director for any reason, you will have the right to identify a new independent director to replace the Designee for the remainder of the Designee’s term as a director (a “Replacement Designee”). The Replacement Designee shall (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board; (ii) not be party to any agreement, arrangement or understanding, written or oral, with you or your Affiliates or Associates regarding such Replacement Designee’s service on the Board; (iii) meet the independence requirements with respect to Company of the listing rules of Company’s principal securities exchange and the Securities and Exchange Commission (the “SEC”); and (iv) have complied with Company’s reasonable procedures (as in effect from time to time) for director candidates (including the completion of Company’s standard form of a directors and officers questionnaire, successfully undergoing a customary background check used by Company (in the good faith determination of the Board), and participating in interviews with, as requested, the members of the Nominating and Corporate Governance Committee (including any successor committee) of the Board, which interviews will be held promptly following identification of a candidate to be the Replacement Designee). Upon the identification of the Replacement Designee and the Replacement Designee’s compliance with the procedures described in clause (iv) of the preceding sentence, the Board will, in good faith, approve or deny any candidate for the Replacement Designee, such approval not to be unreasonably withheld, conditioned or delayed. If the Board declines to approve a candidate to be the Replacement Designee, then you may propose one or more additional candidates to be the Replacement Designee, and the process described in this paragraph 1(b) will continue until a Replacement Designee is approved by the Board. Upon the approval of a Replacement Designee by the Board, you and the Board will promptly, and in any event within two Business Days, take all action necessary (including increasing the size of the Board) to appoint such Replacement

Designee as a director. Upon becoming a member of the Board, the Replacement Designee will be deemed to be the Designee for all purposes of this Agreement.
(c)No Change to Size of the Board. Until the Termination Date, the Board will not expand the size of the Board without your consent.
(d)Replacement Director Consultation. Until the Termination Date, if any member of the Board other than the Designee ceases to serve as a director for any reason (each, a “Non-Designee Director”), then the Board may identify a new director to replace such Non-Designee Director for the remainder of the Non-Designee Director’s term as a director (a “Replacement Director”). Upon the identification of a Replacement Director, you will, in good faith, promptly approve or deny any candidate to be Replacement Director, such approval not to be unreasonably withheld, conditioned or delayed. If you decline to approve a candidate for Replacement Director, then the Board may propose one or more additional candidates to be a Replacement Director, and the process described in this paragraph 1(d) will continue until a Replacement Director is approved by you. Upon the approval of a Replacement Director by you, you and the Board will promptly, and in any event within two Business Days, take all action necessary (including increasing the size of the Board) to appoint such Replacement Director as a director.
2.Recusal. You understand and agree that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the Designee be recused from (and may restrict access to information of Company in respect of) any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to (a) this Agreement; (b) any action taken or proposed by you with respect to Company; or (c) any proposed transaction between Company and you.
3.Compliance with Laws and Company Policies. You acknowledge that the Designee will be subject to the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of conduct, director resignation, insider trading, related party transaction, Regulation FD and disclosure policies, in each case in effect and as modified from time to time that are applicable to all of Company’s non-employee directors (collectively, the “Laws and Company Policies”).
4.No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, but subject to the Law and Company Policies, Company and you acknowledge that the Designee, during the Designee’s service as a director of Company, will not be prohibited from acting in the Designee’s capacity as a director of Company or from complying with the Designee’s fiduciary duties as a director of Company (including voting as a director on any matter submitted for consideration by the Board or any committee of the Board on which the Designee serves, participating in deliberations or discussions of the Board or any committee of the Board on which the Designee serves, and making suggestions or raising any issues or recommendations to the Board or any committee of the Board on which the Designee serves).
5.Director Benefits. The Designee will be entitled to the same director benefits as other non-employee members of the Board, including (a) compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

6.Voting Commitment. At the 2022 Annual Meeting, you, Cocolalla, LLC and Cinnamon Birch, LLC will cause all Voting Securities (as defined below) that are beneficially owned by you and them to be (a) present for quorum purposes and (b) voted (i) in favor of the election of each person nominated by the Board for election as a director; and (ii) against any proposals or resolutions to remove any member of the Board. No later than two Business Days prior to the date of the 2022 Annual Meeting, you will provide to Company evidence reasonably acceptable to Company of compliance with this paragraph 7.
7.Standstill. Until the Termination Date, you will not take, and you will not cause your Affiliates and Associates to take, any action to replace or remove directors or to add directors to the Board (in each case, except as expressly permitted by this Agreement).
8.Non-Disparagement. Until the Termination Date, Company and you shall each refrain from making, and shall instruct its and your respective Affiliates and its and your respective directors and executive officers, not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by you or your related parties: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by Company or its related parties: your or any of your Affiliates or advisors, or any of their respective current or former officers, directors, members, general partners or employees. The restrictions in this paragraph shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; (c) efforts to enforce either party's rights pursuant to this Agreement; or (d) corrections to any public statement made by or on behalf of the other party or its Affiliates in violation of this paragraph.
9.Transferees of Capital Stock. If you or your Affiliates consummate any Permitted Transfers (as defined in the Company’s certificate of incorporation) of Voting Securities, the Transferees in such Permitted Transfers shall execute a written joinder to this Agreement in a form reasonably satisfactory to Company, to be bound by this Agreement.
10.Expenses. All fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.
11.Public Disclosure.
(a)Press Release. No later than 3:00 p.m., Pacific time, on March 1, 2022, Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor you will (i) make any public statements with respect to the matters covered by this Agreement or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release; or (ii) speak on the record or on background with the media about the other Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. Prior to the issuance of the Press Release, neither Company nor you will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.
(b)Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide you and your counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by you or your counsel.
12.Definitions. As used in this Agreement, the following terms have the following meanings:
(a)“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement.
(b)“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person.
(c)“beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.
(d)“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed.
(e)“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure
(f)“Voting Securities” means the shares of Company’s capital stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
13.Termination. This Agreement will terminate upon the earlier of 11:59 p.m., Pacific time on (a) March 2, 2023 and (b) the fifth day prior to the deadline for the submission of stockholder nominations of directors and business proposals for Company’s 2023 Annual Meeting of Stockholders (the “Termination Date”).
14.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year

(for example, one month following February 18 is March 18 and one month following March 31 is May 1).
15.Your Representations. You represent that you (a) have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by you and is a valid and binding obligation of you, enforceable against you in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which you or any of your properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) as of the date of this Agreement, you have not, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; and (e) as of the date of this Agreement, you (i) are the beneficial owner of an aggregate of 3,263,659 shares of Company’s Class A common stock and of 312,053 shares of Company’s Class B common stock; (ii) have voting authority over such shares; and (iii) own no other equity or equity-related interest in Company, other than as set forth in Schedule A to the Separation and Transition Agreement of even date herewith.
16.Representations of Company. Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company, (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) this Agreement does not require the approval of the stockholders of Company; and (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever. Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.
17.Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or anticipatory breach) of this Agreement by it and that, in the event of any breach or anticipatory breach of this Agreement, (a) the Party seeking specific performance may seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted.

Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity.
18.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
19.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
20.Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. In the event of a dispute over this Agreement, each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 24 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
21.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT. No Party will seek to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived; except in those instances where a counterclaim or cross-claim is compulsory under applicable court rules, and cannot be separately filed, and failure to bring such claim would result in waiver of the claim.
22.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

23.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 24 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 24 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 24, provide updated information for notices pursuant to this Agreement.
If to Company:

Domo, Inc.
772 East Utah Valley Drive
American Fork, UT 84003
Attn:    Chief Legal Officer
Email:    dan.stevenson@domo.com
with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attn:    Patrick J. Schultheis
Michael Nordtvedt
    Douglas K. Schnell
Email:    pschultheis@wsgr.com, mnordtvedt@wsgr.com, dschnell@wsgr.com
If to you:

Joshua G. James
[* * *]
[* * *]
Email:    [* * *]

with a copy (which will not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn:    Joseph L. Johnson III
    Alexis Coll-Very
    Andrew H. Goodman
Email:    jjohnson@goodwinlaw.com
    acollvery@goodwinlaw.com
    agoodman@goodwinlaw.com

24.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
25.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
26.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature page follows.]

Very truly yours,
DOMO, INC.
By:    /s/ Dan Stevenson
    Name:    Dan Stevenson
    Title:    Chief Legal Officer
ACCEPTED AND AGREED
as of the date written above:
JOSHUA G. JAMES
/s/ Joshua G. James
Solely for purposes of paragraphs 6 and 7:
COCOLALLA, LLC

By: /s/ Joshua G. James
    Name:    Joshua G. James
    Title:    Managing Member
CINNAMON BIRCH, LLC

By: /s/ Joshua G. James
    Name:    Joshua G. James
    Title:

[Signature Page to Letter Agreement]

EXHIBIT A
Form of Press Release
[see attached]